 Exhibit99.1

PLYMOUTH INDUSTRIAL REIT REPORTS FOURTH QUARTER RESULTS

BOSTON, February 26, 2025 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (–“Plymouth” or the “Company”) today announced its financial results for the fourth quarter, fiscal year ended December 31, 2024 and other recent developments.

Fourth Quarter, Full Year 2024 and Subsequent Highlights

▪	Reported results for the fourth quarter of 2024 reflect net income attributable to common stockholders of $3.25 per weighted average common share; Core Funds from Operations attributable to common stockholders and unit holders (“Core FFO”) of $0.46 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.40 per weighted average common share and units. Reported results for the full year 2024 reflect net income attributable to common stockholders of $3.06 per weighted average common share; Core FFO of $1.83 per weighted average common share and units; and AFFO of $1.74 per weighted average common share and units.
▪	Same store NOI (“SS NOI”) increased 1.1% on a GAAP basis excluding early termination income for the fourth quarter compared with the same period in 2023; where it decreased 0.5% on a cash basis excluding early termination income. SS NOI increased 1.5% on a GAAP basis excluding early termination income for 2024 compared with the same period in 2023; where it increased 4.1% on a cash basis excluding early termination income.
▪	Commenced leases during the fourth quarter experienced a 19.4% increase in rental rates on a cash basis from leases greater than six months. Commenced leases during the full year 2024 experienced a 17.1% increase in rental rates on a cash basis from leases greater than six months. Through February 24, 2025, executed leases scheduled to commence during 2025, excluding leases associated with new construction, total an aggregate of 4,276,832 square feet, all of which are associated with terms of at least six months. The Company will experience a 12.7% increase in rental rates on a cash basis from these leases.
▪	On November 6, entered into a $600 million amended and restated unsecured credit facility that provides expanded borrowing capacity, extended maturities and enhanced ability to pursue other unsecured debt.
▪	On November 13, completed the previously announced contribution of 34 properties located in and around the Chicago MSA to a joint venture with Sixth Street Partners, LLC for a total purchase price of $356.6 million.
▪	On December 19, acquired a portfolio of primarily small bay industrial properties in Cincinnati, Ohio totaling 258,082 square feet for $20.1 million, which equates to an anticipated initial NOI yield of 6.8%.
▪	On February 5, 2025, sold a 33,688-square-foot flex building in Memphis, TN to an end user at a price of $2.4 million. The building was part of a portfolio acquired in July 2024 for $100.5 million.
▪	On February 26, 2025, the board of directors of the Company authorized a share repurchase program for up to an aggregate amount of $90.0 million of the Company’s outstanding common stock.
▪	Issued full year 2025 guidance ranges for net loss per weighted average common share of $0.26 to $0.23 and Core FFO of $1.85 to $1.89 per weighted average common share and units along with accompanying assumptions.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth, noted, “During 2024, our focus on driving organic growth through leasing and improved property operations resulted in a 17% increase in cash rent spreads on renewals and new leases. With nearly one third of our existing leases scheduled to expire over the next two years, we see further opportunity to increase rents. We also entered into an exciting partnership with Sixth Street by expanding our platform and providing access to a significant amount of capital to fuel accretive growth to benefit our shareholders. Based on our capital allocation decisions, improved liquidity on our balance sheet, and a strong mix of assets in the Golden Triangle, we believe Plymouth is well-positioned to take advantage of market opportunities in 2025.”

Financial Results for the Fourth Quarter of 2024

On November 13, 2024, Plymouth Industrial OP, LP completed the previously announced contribution of 100% of its equity interests in directly and indirectly wholly-owned subsidiaries owning 34 properties located in and around the Chicago MSA (the “Chicago Portfolio”) to Isosceles JV, LLC, an affiliate of Sixth Street Partners, LLC (the “Sixth Street Joint Venture”) for a total purchase price of $356.6 million. With the closing of the Sixth Street Joint Venture and the deconsolidation of the Chicago Portfolio, the Company will include its share of the results of the unconsolidated joint venture for the purpose of calculating the non-GAAP measures of FFO, Adjusted EBITDA, and Net Debt metrics. The Company’s 35% equity interest in the Sixth Street Joint Venture will be accounted for as an equity method investment. The Company’s initial investment is recorded at cost within the consolidated balance sheets and subsequently adjusted for equity in earnings or losses and cash contributions and distributions. The Company’s share of net income or loss from the ventures is included within the consolidated statements of operations.

Net income attributable to common stockholders for the quarter ended December 31, 2024 was $146.2 million, or $3.25 per weighted average common share outstanding, compared with net income attributable to common stockholders of $9.2 million, or $0.20 per weighted average common share outstanding, for the same period in 2023. The year-over-year improvement was primarily due to a $136.8 million net gain on sale of real estate related to the contribution of Chicago Portfolio, net operating income contributed from acquisitions, decreased interest expenses resulting from the assignment of the Transamerica Loan to the Sixth Street Joint Venture, pay off of the line of credit and Midland National Life Insurance Mortgage, partially offset by a decrease in net operating income from the deconsolidation of the Chicago Portfolio. Weighted average common shares outstanding for the fourth quarters ended December 31, 2024 and 2023 were 45.0 million and 44.9 million, respectively.

Consolidated total revenues for the quarter ended December 31, 2024 were $47.6 million, compared with $50.8 million for the same period in 2023.

NOI for the quarter ended December 31, 2024 was $33.2 million compared with $35.6 million for the same period in 2023. Decrease in NOI was primarily driven by the deconsolidation of the Chicago Portfolio, partially offset by NOI contribution from acquisitions. Same store NOI (“SS NOI”) excluding early termination income and the Chicago Portfolio – GAAP basis for the quarter ended December 31, 2024 was $27.1 million compared with $27.0 million for the same period in 2023, an increase of 0.1%. SS NOI excluding early termination income and the Chicago Portfolio – Cash basis for the quarter ended December 31, 2024 was $26.8 million compared with $26.5 million for the same period in 2023, an increase of 1.1%. SS NOI for the fourth quarter was positively impacted by rent escalations and renewal and new leasing spreads, offset by the transitory vacancy within two of our Cleveland buildings. The same store portfolio is comprised of 167 buildings totaling 25.7 million square feet, or 88.0% of the Company’s total portfolio, and was 95.2% occupied as of December 31, 2024.

EBITDAre for the quarter ended December 31, 2024 was $30.7 million compared with $31.3 million for the same period in 2023.

Core FFO for the quarter ended December 31, 2024 was $21.1 million compared with $21.6 million for the same period in 2023, primarily as a result of the net impact of the deconsolidation of the Chicago Portfolio and recognition of our proportionate share of the Sixth Street Joint Venture Core FFO, increase in Series C Preferred Unit cash and paid-in-kind dividends, offset by a decrease in interest expense and acquisition activity as referenced above. The Company reported Core FFO for the quarter ended December 31, 2024 of $0.46 per weighted average common share and unit compared with $0.47 per weighted average common share and unit for the same period in 2023. Weighted average common shares and units outstanding for the fourth quarters ended December 31, 2024, and 2023 were 45.9 million and 45.7 million, respectively.

AFFO for the quarter ended December 31, 2024 was $18.6 million, or $0.40 per weighted average common share and unit, compared with $22.0 million, or $0.48 per weighted average common share and unit, for the same period in 2023. The results reflected the aforementioned changes in Core FFO increased recurring capital expenditures as a result of leasing activity and decrease within non- cash interest expense driven by the aforementioned assignment and payoff of debt.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, Core FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, Core FFO and AFFO.

Liquidity and Capital Markets Activity

As of February 24, 2025, the Company’s current cash balance was approximately $9.0 million, excluding operating expense escrows of approximately $1.3 million, and it has approximately $457.0 million of capacity under the existing unsecured line of credit.

As previously disclosed, on November 6, 2024, Plymouth entered into a $600 million amended and restated unsecured credit facility that provides expanded borrowing capacity, extended maturities and enhanced ability to pursue other unsecured debt.

The new unsecured credit facility is comprised of a revolving credit facility that expanded from $350 million to $500 million and a $100 million term loan, each of which matures in November 2028 and has one, one-year extension option, subject to certain conditions. The facility complements the Company’s existing $200 million term loan that matures in February 2027 and has a fixed rate swap of SOFR at 1.527% and an existing $150 million term loan that matures in May 2027 and has a fixed rate swap of SOFR at 2.904%.

Quarterly Distributions to Stockholders

On January 31, 2025, the Company paid a regular quarterly common stock dividend of $0.24 per share for the fourth quarter of 2024 to stockholders of record on December 31, 2024.

Investment and Disposition Activity

As of December 31, 2024, the Company had wholly-owned real estate investments consisting of 129 industrial properties located in eleven states with an aggregate of approximately 29.3 million rentable square feet.

During the fourth quarter of 2024, the Company acquired a portfolio of primarily small bay industrial properties in Cincinnati, Ohio for $20.1 million, which equates to an anticipated initial NOI yield of 6.8%. The portfolio consists of nine buildings totaling 258,082 square feet that are currently 96.9% leased to 23 tenants with a weighted average lease term of approximately 2.75 years. The Company has a second tranche of this portfolio that is under contract for $17.9 million, which equates to an anticipated initial yield of 7.3%, and is expected to close in the first quarter of 2025, contingent on the satisfaction of customary closing conditions, which cannot be assured. This portfolio consists of four buildings in Cincinnati totaling 240,578 square feet that are currently 98.0% leased to nine tenants with a weighted average lease term of approximately 3.75 years

Sixth Street Chicago Joint Venture and Related Transactions

On November 13, 2024, Plymouth Industrial OP, LP completed the Sixth Street Joint Venture for a total purchase price of $356.6 million. The JV portfolio consists of 34 buildings with 5,957,335 square feet and a portfolio occupancy of 93.1% with a blended mix of 59.1% multi-tenant and 40.9% single tenant.

As previously disclosed, in August 2024, the Company, through its Operating Partnership, issued 60,910 Non-Convertible Cumulative Series C Preferred Units (“Series C Preferred Units”) and, at a later date, will sell additional 79,090 Series C Preferred Units at a price of $1,000 per Series C Preferred Unit within 270 days upon execution of the Purchase Agreement, and (ii) warrants that are exercisable into 11,760,000 of OP Units. As of December 31, 2024, the Company has drawn approximately $60.9 million of the $140.0 million Series C Preferred Units. The remaining draw on the Series C Preferred Units is represented on the balance sheets as a forward contract asset. This asset represents the fair market value (FMV) of the Company’s contractual obligation to draw the remaining approximately $79.1 million of the Series C Preferred Units. The warrants are reflected at FMV in liabilities on the balance sheets and will be marked to market each reporting period. The warrants, upon exercise, can be net settled in cash or shares of the Company’s common stock at the Company’s sole election.

Leasing Activity

Leases commencing during the fourth quarter ended December 31, 2024, all of which have terms of at least six months, totaled an aggregate of 1,532,105 square feet. These leases include 1,042,732 square feet of renewal leases and 489,373 square feet of new leases. Rental rates under these leases reflect a 19.4% increase on a cash basis, with renewal leases reflecting a 12.6% increase on a cash basis and new leases reflecting a 30.2% increase on a cash basis. Same store occupancy at December 31, 2024 was 95.2%. Total portfolio occupancy at December 31, 2024 was 92.5% and reflects a 110-basis-point negative impact from previously disclosed tenancy issues in Cleveland, a 10-basis-point positive impact from the inclusion of the recently acquired Cincinnati portfolio, and a 70-basis- point negative impact from net leasing activity in the fourth quarter of 2024. These figures include the Sixth Street Joint Venture’s (as defined below) Chicago portfolio, which saw a 14.1% cash rental rate increase and had an occupancy of 93.1% at December 31, 2024.

Executed leases commencing during 2024, all of which had terms of at least six months, totaled an aggregate of 5,827,136 square feet. These leases, which represent 71.4% of total 2024 expirations, include 4,180,593 square feet of renewal leases (21.4% of these renewal leases were associated with contractual renewals; there are no remaining 2024 contractual renewals) and 1,646,543 square feet of new leases, of which 138,924 square feet was vacant at the start of 2024. The total square footage of new leases commenced excludes 160,292 square feet of development leasing completed in 2024. Rental rates under these leases reflect a 17.1% increase on a cash basis, with renewal leases reflecting a 12.9% increase in rental rates on a cash basis and new leases reflecting a 28.2% increase on a cash basis. These figures include the Chicago joint venture portfolio, which saw a 17.0% cash rental rate increase.

The Company has executed a two-year lease at its 769,500-square-foot Class A industrial building in the Metro East submarket of St. Louis, Missouri that commenced on January 15, 2025. The lease is for 600,000 square feet during the first year and 450,000 square feet during the second year with a major international logistics service provider. This deal was done on an “as is” basis with no abatements making it very attractive from a net lease rate perspective. While we continue to actively market the balance of the building, we are also working with our new tenant on expansion options.

Through February 24, 2025, the Company has already executed 3,876,323 square feet of leases that will commence during 2025, or 51.7% of its total 2025 expirations. These leases included 3,342,122 square feet of renewal leases and 842,210 square feet of new leases, of which 675,487 square feet was vacant at the start of 2025. The Company expects to experience a 16.6% increase in rental rates on a cash basis from these leases with renewal leases experiencing a 16.4% increase (15.7% of these renewals were contractual) and new leases experience a 17.6% increase on a cash basis (excluding the abovementioned St. Louis lease). The St. Louis lease was lower on a face rent basis than the prior lease but higher on a net lease rate basis. With this leasing overall occupancy is currently up to 94.0%.

Of the 3,683,898 square feet of 2025 lease expirations, the largest remaining spaces include 624,159 square feet in St. Louis, which we are expecting to renew, and 772,450 square feet in Columbus, which is expected to downsize or vacate. A 300,000-square-foot replacement tenant has been identified in Columbus, which we expect to have executed in the near-term.

Guidance for 2025

Plymouth issued its full year 2025 guidance ranges for net income and Core FFO per weighted average common share and units and its accompanying assumptions, which can be found in the tables below.

(Dollars, shares and units in thousands, except per-share amounts)	Full Year 2025 Range[1]
	Low	High
Core FFO attributable to common stockholders and unit holder per share	$1.85	$1.89
Same Store Portfolio NOI growth – cash basis[2]	6.00%	6.50%
Average Same Store Portfolio occupancy – full year	95.0%	97.0%
Acquisition Volume	$270,000	$450,000
General and administrative expenses[3]	$16,450	$15,850
Interest expense, net	$32,000	$36,500
Weighted average common shares and units outstanding[4]	46,051	46,051

	Full Year 2025 Range[1,2,3]
	Low	High
Net loss	$(0.26)	$(0.23)
Real estate depreciation & amortization	1.66	1.67
Series C Preferred dividend[5]	(0.19)	(0.19)
Proportionate share of Core FFO from unconsolidated joint ventures[6]	0.64	0.64
Core FFO	$1.85	$1.89

1	Our 2025 guidance refers to the Company's in-place portfolio as of February 26, 2025, and includes prospective acquisition volumes as outlined above. Our 2025 guidance does not include the impact of any prospective dispositions or capitalization activities.
2	The Same Store Portfolio consists of 168 buildings aggregating 26,107,300 rentable square feet, representing approximately 89.3% of the total in-place portfolio square footage as of February 26, 2025. The Same Store projected performance reflects an annual NOI on a cash basis, excluding termination income. The Same Store Portfolio is a subset of the consolidated portfolio and includes properties that are wholly-owned by the Company as of December 31, 2023.
3	Includes non-cash stock compensation of $5.1 million for 2025.
4	As of February 26, 2025, the Company has 46,041,197 common shares and units outstanding.
5	Series C Preferred dividend includes cash and accrued (PIK) dividends at an annualized rate of 7.0%.
6	Proportionate share of Core FFO from unconsolidated joint ventures adjusts for the Hypothetical Liquidation of Book Value (“HLBV”) calculation and resulting net loss on investment of unconsolidated joint ventures recognized within the Statements of Operations and adds back the Company's proportionate share of Core FFO from the unconsolidated joint ventures.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, on Thursday, February 27, 2025, at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (844) 784-1727 (international callers: (412) 717-9587). A replay of the call will be available through March 6, 2025, by dialing (877) 344-7529 and entering the replay access code, 9572499.

The Company has posted supplemental financial information on the fourth quarter results and prepared commentary that it will reference during the conference call. The supplemental information can be found under Financial Results on the Company’s Investor Relations page. The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for one year.

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a full service, vertically integrated real estate investment company focused on the acquisition, ownership and management of single and multi-tenant industrial properties. Our mission is to provide tenants with cost effective space that is functional, flexible and safe.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding future leasing activity and expectations for the timing of the closing of the Sixth Street Chicago Joint Venture. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies; the closing of the Cincinnati portfolio; the expectation that certain leases will renew in 2025; predictions related to increases in rental rates; the execution of leases for newly identified tenants; and the number ranges presented in our 2025 guidance, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward- looking statements, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.

CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In thousands, except share and per share amounts)

	December 31, 2024	December 31, 2023
Assets
Real estate properties	$1,418,305	$1,567,866
Less: accumulated depreciation	(261,608)	(268,046)
Real estate properties, net	1,156,697	1,299,820
Cash	17,546	14,493
Cash held in escrow	1,964	4,716
Restricted cash	24,117	6,995
Investment of unconsolidated joint ventures	62,377	—
Deferred lease intangibles, net	41,677	51,474
Interest rate swaps	17,760	21,667
Other assets	42,622	42,734
Forward contract asset	3,658	—
Total assets	$1,368,418	$1,441,899
Liabilities, Redeemable Non-controlling Interest and Equity
Liabilities:
Secured debt, net	175,980	266,887
Unsecured debt, net	447,741	447,990
Borrowings under line of credit	20,000	155,400
Accounts payable, accrued expenses and other liabilities	83,827	73,904
Warrant liability	45,908	—
Deferred lease intangibles, net	5,026	6,044
Interest rate swaps	520	1,161
Financing lease liability	2,297	2,271
Total liabilities	781,299	953,657
Redeemable non-controlling interest - Series C Preferred Units	$1,259	$—
Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 45,389,186 and 45,250,184 shares issued and outstanding at December 31, 2024 and
December 31, 2023, respectively	454	452
Additional paid in capital	604,839	644,938
Accumulated deficit	(43,262)	(182,606)
Accumulated other comprehensive income	17,517	20,233
Total stockholders' equity	579,548	483,017
Non-controlling interest	6,312	5,225
Total equity	585,860	488,242
Total liabilities, redeemable non-controlling interest and equity	$1,368,418	$1,441,899

PLYMOUTH INDUSTRIAL REIT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Rental revenue	$47,292	$50,754	$197,563	$199,760
Management fee revenue and other income	278	30	792	88
Total revenues	47,570	50,784	198,355	199,848
Operating expenses:
Property	14,133	15,144	61,718	62,542
Depreciation and amortization	21,004	22,793	85,729	92,891
General and administrative	3,938	4,318	14,764	14,904
Total operating expenses	39,075	42,255	162,211	170,337
Other income (expense):
Interest expense	(8,044)	(9,686)	(37,412)	(38,278)
Loss in investment of unconsolidated joint ventures	(5,145)	—	(5,145)	—
Loss on extinguishment of debt	(269)	—	(269)	(72)
Gain on sale of real estate	136,751	10,534	145,396	22,646
Gain on financing transaction	21,317	—	6,660	—
Loss on interest rate swap	(481)	—	(481)	—
Unrealized loss from interest rate swap	(39)	—	(39)	—
Total other income (expense)	144,090	848	108,710	(15,704)
Income before income tax provision	152,585	9,377	144,854	13,807
Income tax provision	(2,487)	—	(2,487)	—
Net income (loss)	150,098	9,377	142,367	13,807
Less: Net income (loss) attributable to non-controlling interest	1,608	101	1,520	147
Less: Net income (loss) attributable to redeemable non-controlling interest - Series C Preferred Units	1,077	—	1,503	—
Net income (loss) attributable to Plymouth Industrial REIT, Inc.	147,413	9,276	139,344	13,660
Less: Preferred Stock dividends	—	—	—	2,509
Less: Loss on extinguishment/redemption of Series A Preferred Stock	—	—	—	2,023
Less: Amount allocated to participating securities	1,201	84	1,478	337
Net income (loss) attributable to common stockholders	$146,212	$9,192	$137,866	$8,791
Net income (loss) per share attributable to common stockholders - basic	$3.25	$0.20	$3.06	$0.20
Net income (loss) per share attributable to common stockholders - diluted	$3.24	$0.20	$3.06	$0.20
Weighted-average common shares outstanding - basic	45,019,511	44,879,341	44,989,288	43,554,504
Weighted-average common shares outstanding - diluted	45,098,914	44,992,450	45,046,432	43,631,693

Non-GAAP Financial Measures

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue and tenant recoveries) less property-level operating expenses. NOI excludes depreciation and amortization, income tax provision, general and administrative expenses, impairments, loss in investment of unconsolidated joint ventures, gain or losses on sale of real estate, interest expense, gain on financing transaction, loss on interest rate swap, unrealized loss from interest rate swap, appreciation (depreciation) of warrants and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, income tax provision, depreciation and amortization, gain on sale of real estate, appreciation (depreciation) of warrants, impairments, gain on financing transaction, loss on interest rate swap, unrealized loss from interest rate swap and loss on extinguishment of debt. Our proportionate share of EBITDAre for unconsolidated joint ventures is calculated to reflect EBITDAre on the same basis. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds from Operations (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of a REIT’s operating performance, thereby, providing investors the potential to compare our operating performance with that of other REITs. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (Loss) (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

We define FFO, consistent with the NAREIT definition. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Core Funds from Operations (“Core FFO”): We calculate Core FFO by adjusting FFO for items such as dividends paid or accrued to holders of our preferred stock and redeemable non-controlling interest, acquisition and transaction related expenses for transactions not completed, gain on financing transaction, income tax provision, and certain non-cash operating expenses such as unrealized loss from interest rate swap, loss on interest rate swap, appreciation (depreciation) of warrants and loss on extinguishment of debt. We believe that Core FFO is a useful supplemental measure in addition to FFO by adjusting for items that are not considered by us to be part of the period-over-period operating performance of our property portfolio, thereby, providing a more meaningful and consistent comparison of our operating and financial performance during the periods presented below. As with FFO, our reported Core FFO may not be comparable to other REITs’ Core FFO, should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Adjusted Funds from Operations (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to Core FFO. AFFO is defined as Core FFO, excluding certain non-cash operating revenues and expenses, capitalized interest and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts Core FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, non-cash equity compensation, non- cash interest expense and adjustments for unconsolidated partnerships and joint ventures. Our proportionate share of AFFO for unconsolidated joint ventures is calculated to reflect AFFO on the same basis.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As with Core FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

UNAUDITED

(In thousands, except share and per share amounts)

NOI:	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Net income (loss)	$150,098	$9,377	$142,367	$13,807
Income tax provision	2,487	—	2,487	—
General and administrative	3,938	4,318	14,764	14,904
Depreciation and amortization	21,004	22,793	85,729	92,891
Interest expense	8,044	9,686	37,412	38,278
Loss in investment of unconsolidated joint ventures	5,145	—	5,145	—
Loss on extinguishment of debt	269	—	269	72
Gain on sale of real estate	(136,751)	(10,534)	(145,396)	(22,646)
Gain on financing transaction	(21,317)	—	(6,660)	—
Loss on interest rate swap	481	—	481	—
Unrealized loss from interest rate swap	39	—	39	—
Management fee revenue and other income	(278)	(30)	(792)	(88)
NOI	$33,159	$35,610	$135,845	$137,218

	For the Three Months Ended December 31,		For the Year Ended December 31,
EBITDAre:	2024	2023	2024	2023
Net income (loss)	$150,098	$9,377	$142,367	$13,807
Income tax provision	2,487	—	2,487	—
Depreciation and amortization	21,004	22,793	85,729	92,891
Interest expense	8,044	9,686	37,412	38,278
Loss on extinguishment of debt	269	—	269	72
Gain on sale of real estate	(136,751)	(10,534)	(145,396)	(22,646)
Gain on financing transaction	(21,317)	—	(6,660)	—
Loss on interest rate swap	481	—	481	—
Proportionate share of EBITDAre from unconsolidated joint ventures	6,309	—	6,309	—
Unrealized loss from interest rate swap	39	—	39	—
EBITDAre	$30,663	$31,322	$123,037	$122,402

FFO:	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Net income (loss)	$150,098	$9,377	$142,367	$13,807
Gain on sale of real estate	(136,751)	(10,534)	(145,396)	(22,646)
Depreciation and amortization	21,004	22,793	85,729	92,891
Proportionate share of FFO from unconsolidated joint ventures	5,826	—	5,826	—
FFO:	$40,177	$21,636	$88,526	$84,052
Preferred Stock dividends	—	—	—	(2,509)
Redeemable non-controlling interest - Series C Preferred Unit dividends	(1,077)	—	(1,503)	—
Income tax provision	2,487	—	2,487	—
Loss on extinguishment of debt	269	—	269	72
Gain on financing transaction	(21,317)	—	(6,660)	—
Loss on interest rate swap	481	—	481	—
Unrealized loss from interest rate swap	39	—	39	—
Acquisition expenses	—	—	—	85
Core FFO	$21,059	$21,636	$83,639	$81,700
Weighted average common shares and units outstanding	45,880	45,740	45,861	44,413
Core FFO per share	$0.46	$0.47	$1.83	$1.84

AFFO:	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Core FFO	$21,059	$21,636	$83,639	$81,700
Amortization of debt related costs	563	476	1,909	2,184
Non-cash interest expense	(1,319)	582	(1,648)	984
Stock compensation	1,079	838	4,197	2,966
Capitalized interest	(73)	(134)	(394)	(1,102)
Straight line rent	(251)	(111)	761	(1,944)
Above/below market lease rents	(294)	(401)	(1,204)	(2,221)
Proportionate share of AFFO from unconsolidated joint ventures	(189)	—	(189)	—
Recurring capital expenditures(1)	(2,024)	(880)	(7,278)	(5,743)
AFFO	$18,551	$22,006	$79,793	$76,824
Weighted average common shares and units outstanding	45,880	45,740	45,861	44,413
AFFO per share	$0.40	$0.48	$1.74	$1.73

(1) Excludes non-recurring capital expenditures of $4,773 and $6,181 for the three months ended December 31, 2024 and 2023, respectively and $21,755 and $30,366 for the year ended December 31, 2024 and 2023, respectively.

Contact:

Plymouth Industrial REIT, Inc.

John Wilfong SCR Partners

IR@plymouthreit.com